======
FORM 4
======
 |_|   Check this box if no longer subject to
       Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).



         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

                Ontario Teachers' Pension Plan Board
     -----------------------------------------------
        (Last)          (First)        (Middle)

                  5650 Yonge Street
                       Suite 300
     -----------------------------------------------
                       (Street)

         Toronto,    Ontario          M2M  4H5
     -----------------------------------------------
       (City)          (State)        (Zip)


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2.   Issuer Name and Ticket or Trading Symbol

      International Comfort Products Corporation (ICP)
     -------------------------------------------------


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3.   IRS or Social Security Number of
     Reporting Person (Voluntary)


     ----------------------------------------


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4.   Statement for Month/Year

                1/99
     ----------------------------------------


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5.   If Amendment, Date of Original (Month/Year)

                    N/A
     ----------------------------------------


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6.   Relationship of Reporting Person to Issuer
             (Check all applicable)

            Director                x   10% Owner
      -----                       -----

            Officer (give           x   Other (specify
      ----- title below)          ----- below)

May be deemed to be a director by deputization
==================================================================

7.   Individual or Joint/Group Filing (Check applicable line)

        x  Form filed by One Reporting Person
     -----
           Form filed by More than One Reporting Person
     -----


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         Table I -- Non-Derivative Securities Acquired,
               Disposed of, or Beneficially Owned



=================================================================================================================================
1. Title of    2. Transaction      3. Transaction  4. Securities Acquired     5. Amount of       6. Ownership      7. Nature of
   Security       Date                Code            (A) or Disposed of (D)     Securities         Form: Direct      Indirect
   (Instr. 3)     (Month/Day/Year)    (Instr. 8)      (Instr. 3, 4 and 5)        Beneficially       (D) or            Beneficial
                                                                                 Owned at End of    Indirect (I)      Ownership
                                      -----------     ------------------------   Month              (Instr. 4)        (Instr. 4)
                                                               (A) or             (Instr. 3 and 4)
                                      Code     V       Amount  (D)     Price
   ---------      ---------------     ----   -----    -------- ------  -----     ----------------   -----------       -----------
Ordinary Shares   1/15/99             J(1)     V         864    A      $6.94       7,915,143              D               N/A

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


* If the Form is filed by more than one Reporting Person, see
  Instructions 4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          (Print or Type Responses)


                                                  SEC 1474 (3/91)

                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

=================================================================================================================================
1. Title of         2. Conver-     3. Trans-      4. Transac-        5. Number of Deriva-       6. Date Exercis-
   Derivative          sion or        action         tion               tive Securities Ac-        able and Expi-
   Security            Exer-          Date           Code               quired (A) or Dis-         ration Date
   (Instr. 3)          cise           (Month/        (Instr. 8)         posed of (D)               (Month/Day/
                       Price of       Day/                              (Instr. 3, 4 and 5)        Year)
                       Deriva-        Year)                                                        ------------------
                       tive Se-                                                                    Date       Expira-
                       curity                                           -------------------        Exer-      tion
                                                     Code    V             (A)       (D)           cisable    Date
  ------------         --------      --------        ----  -----        --------    -----          --------   --------




7. Title and Amount of      8. Price of    9. Number of    10. Ownership Form  11. Nature of
   Underlying Securities       Derivative     Derivative       of Derivative       Indirect
   (Instr. 3 and 4)            Security       Securities       Security: Direct    Beneficial
                               (Instr. 5)     Beneficially     (D) or Indirect     Ownership
--------------------------                    Owned at End     (I)                 (Instr. 4)
                 Amount or                    of Month         (Instr. 4)
                 Number of                    (Instr. 4)
   Title         Shares
-----------      --------      ---------      ------------     ----------------    ----------


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


Explanation of Responses:

(1) These shares, which were received under the issuer's Director Compensation Plan by Roy T. Graydon, an employee of Ontario Teachers' Pension Plan Board ("OTPP") serving as a director of the issuer, were assigned to OTPP.

(2) OTPP disclaims beneficial ownership of any Ordinary Shares directly beneficially owned by Mr. Graydon.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
     78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                    /s/ Jane Beatty
                    ---------------------
                    ** Signature of           Date 2/17/99
                    Reporting Person
                    Name:  Jane Beatty
                    Title: Legal Counsel,
                           Investments